FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS COMPLETES
ACQUISITION OF ACTIVE AERO GROUP
Cudahy, WI - August 27, 2014 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, announced today that it has completed its previously announced acquisition of Active Aero Group. The total purchase price was approximately $115 million in cash and was funded with borrowings under Roadrunner’s credit facility.
Active Aero is a highly regarded supply-chain solutions provider focused on transportation logistics for customers with sensitive or time-critical freight, principally in the United States and Mexico. Active Aero is recognized as a leading provider of ground and air expedited services, uniquely supported by its spot bid technology and controlled capacity. Active Aero’s procurement system and multi-modal offering enables it to provide customers with the most advantageous and cost efficient means of meeting their time-critical logistics needs.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Active Aero’s strong position in the marketplace. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster,
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com

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